Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces 2009 First Quarter Financial Results

First Quarter 2009 Highlights

•	Revenue of $38.2 million, up 45.8% from $26.2 million in Q1’08

•	Pretax income of $14.3 million, up 127% from $6.3 million for Q1’08

•	Net income of $9 million, up 125% from $4 million for Q1’08

•	Adjusted EBITDA (as defined below) of $19.1 million, up 107.6% from $9.2 million in Q1’08

•	Billed minutes of 19.7 billion, an increase of 52.7% over Q1’08

•	Company increases 2009 guidance

CHICAGO, April 30, 2009 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem interconnection services, today announced its first quarter 2009 financial results.

“We are very pleased with our first quarter results,” stated Rian Wren, President and Chief Executive Officer of Neutral Tandem. “We believe that our performance reflects our ability to provide a valuable service to our customers and execute on our strategic growth initiatives.”

First Quarter Results

Revenue increased 45.8% to $38.2 million for the three months ended March 31, 2009, compared to $26.2 million during the three months ended March 31, 2008. The increase in first quarter revenue was primarily related to an increase in the number of minutes carried over our network and expansion into additional geographical markets.

Billed minutes increased 52.7% to 19.7 billion minutes for the three months ended March 31, 2009, compared to 12.9 billion minutes for the three months ended March 31, 2008.

Network and facilities expenses for the three months ended March 31, 2009 were $11.5 million, compared to $9.1 million for the three months ended March 31, 2008. This increase was largely due to greater traffic volumes carried over our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $8.9 million for the three months ended March 31, 2009, compared to $7.6 million for the three months ended March 31, 2008. The increase primarily resulted from higher employee expenses, including additional headcount associated with our business growth.

Income from operations for the three months ended March 31, 2009 was $13.9 million, or 36.4% of revenue, compared to $6.2 million for the three months ended March 31, 2008, or 23.7% of revenue.

Pretax income for the three months ended March 31, 2009 was $14.3 million, up 127% from $6.3 million for the three months ended March 31, 2008.

Income tax expense for the three months ended March 31, 2009 was $5.3 million, compared to income tax expense of $2.2 million for the three months ended March 31, 2008. The effective tax rate for the three months ended March 31, 2009 was approximately 37.1%, compared to an effective tax rate of approximately 34.9% for the three months ended March 31, 2008.

Net income for the three months ended March 31, 2009 was $9 million, or $0.27 per diluted share, compared to $4 million, or $0.12 per diluted share, for the three months ended March 31, 2008.

Adjusted EBITDA, a non-GAAP measure, for the three months ended March 31, 2009 was $19.1 million, up 107.6% compared to $9.2 million for the three months ended March 31, 2008. The Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended March 31, 2009 was 50%, up from 35.1% for the three months ended March 31, 2008. This increase in Adjusted EBITDA margin was driven by the continued scaling of our operating expenses, as well as network efficiency and optimization efforts. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

We expanded our footprint by commencing operations in 9 new markets during the first quarter of 2009. We operated in 109 markets as of March 31, 2009, as compared to 71 markets as of March 31, 2008.

Business Outlook

Based on actual results for the first three months of 2009 and management’s current belief about minute-based revenue trends, expenses and the competitive environment, Neutral Tandem is raising its forecast for certain metrics.

Neutral Tandem now estimates:

•	Revenue for the full year of 2009 is expected to be between $158 million and $165 million, an increase from the previous forecast range of $151 million to $158 million.

•

Adjusted EBITDA, a non-GAAP financial measure, for the full year of 2009 is expected to be between $74 million and $78 million, an increase from the previous forecast range of $66 million to $70 million.

•

Billed minutes for the full year of 2009 are estimated to be between 83 billion minutes and 87 billion minutes, an increase from the previous forecast range of 81 billion minutes to 85 billion minutes.

•	Capital expenditures for the full year of 2009 are expected to be between $18 million and $20 million, consistent with the previous forecast range.

•	Operations to commence in 30 new markets during the full year of 2009, consistent with the previous forecast.

Wren concluded, “Despite the challenges facing the macro economy, we are very pleased with our first quarter performance. We continue to believe that the strength of our service offerings and the scalability of our business model positions us to drive growth in the business.”

Webcast and Conference Call

A webcast and conference call will be held today, April 30, 2009 at 9:00 a.m. Eastern Time. A live webcast of the conference call as well as a replay will be available online on the company’s corporate website at www.neutraltandem.com. Participants can also access the call by dialing 800-366-7449 (within the United States and Canada), or 303-262-2141 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until approximately 11:59 p.m. (CST) on May 30, 2009. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11130536#.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation affecting the telecommunications industry, including a current proceeding in Connecticut in which several of our customers have made filings in support of a cost based transit rate; technological developments; the effects of competition; natural or man-made disasters; the impact of current or future litigation; the ability to attract, develop and retain executives and other qualified employees; the ability to obtain and protect intellectual property rights; changes in general economic or market conditions; and other important factors included in Neutral Tandem’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem's Annual Report on Form 10-K for the period ended December 31, 2008. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and broadband telephony companies. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of March 31, 2009, Neutral Tandem was capable of connecting approximately 416 million telephone numbers assigned to carriers. Telephone numbers assigned to a carrier may not necessarily be assigned to, and in use by, an end user. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue	$38,249	$26,226

Operating expense:
Network and facilities expense (excluding depreciation and amortization)	11,462	9,110
Operations	4,955	4,072
Sales and marketing	524	544
General and administrative	3,389	3,018
Depreciation and amortization	4,041	3,263
Gain on disposal of fixed assets	(25)	—

Total operating expense	24,346	20,007

Income from operations	13,903	6,219

Other (income) expense
Interest expense, including debt discount of $22 and $28, respectively	133	299
Interest income	(291)	(898)
Other (income) expense	(242)	550

Total other (income) expense	(400)	(49)

Income before income taxes	14,303	6,268
Provision for income taxes	5,259	2,245

Net income	$9,044	$4,023

Net income per share:
Basic	$0.28	$0.13

Diluted	$0.27	$0.12

Weighted average number of shares outstanding:
Basic	32,529	31,094

Diluted	33,533	33,163

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$128,636	$110,414
Receivables	17,394	16,785
Deferred tax asset	2,473	2,341
Other current assets	1,246	1,795

Total current assets	149,749	131,335
Property and equipment—net	43,093	45,266
Restricted cash	440	440
Other assets	18,969	18,802

Total assets	$212,251	$195,843

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,334	$258
Accrued liabilities:
Taxes payable	3,446	657
Circuit cost	2,192	3,358
Rent	1,153	1,183
Payroll and related items	1,754	952
Other	2,194	1,535
Current installments of long-term debt	2,336	2,961

Total current liabilities	14,409	10,904
Other liabilities	—	191
Deferred tax liability	4,814	4,647
Long-term debt —excluding current installments	—	235

Total liabilities	19,223	15,977

Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at March 31, 2009 and December 31, 2008	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 32,753,632 shares and 32,357,383 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	33	32
Additional paid-in capital	155,850	151,733
Retained earnings	37,145	28,101

Total shareholders’ equity	193,028	179,866

Total liabilities and shareholders’ equity	$212,251	$195,843

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash Flows From Operating Activities:
Net income	$9,044	$4,023
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	4,041	3,263
Deferred income taxes	35	(417)
Gain on disposal of fixed assets	(25)	—
Non-cash share-based compensation	921	245
Amortization of debt discount	22	28
Changes in fair value of ARS	(433)	—
Changes in fair value of ARS Rights	191	—
Excess tax benefit associated with stock option exercise	(2,781)	—
Changes in assets and liabilities:
Receivables—net	(609)	(63)
Other current assets	549	11
Other noncurrent assets	75	53
Accounts payable	206	762
Accrued liabilities	5,644	(420)
Noncurrent liabilities	—	99

Net cash flows from operating activities	16,880	7,584

Cash Flows From Investing Activities:
Purchase of equipment	(1,000)	(4,319)
Proceeds from sale of equipment	27	—
Purchase of investments	—	(25,001)

Net cash flows from investing activities	(973)	(29,320)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	416	1,639
Excess tax benefit associated with stock option exercise	2,781	—
Principal payments on long-term debt	(882)	(1,291)

Net cash flows from financing activities	2,315	348

Net Increase In Cash And Cash Equivalents	18,222	(21,388)
Cash And Cash Equivalents—Beginning	110,414	112,020

Cash And Cash Equivalents—End	$128,636	$90,632

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$69	$421

Cash paid for taxes	$198	$1,518

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$1,041	$1,298

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate the change in the fair value of warrants and non-cash share based compensation. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense and the change in fair value of warrants and non-cash share based compensation. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2009	2008	2009 (1)
Net income	$9,044	$4,023	$34,250
Interest expense (income), net	(158)	(599)	(750)
Provision (benefit) for income taxes	5,259	2,245	20,100
Depreciation and amortization	4,041	3,263	15,000

EBITDA	$18,186	$8,932	$68,600
Non-cash share-based compensation	921	245	7,400

Adjusted EBITDA	$19,107	$9,177	$76,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release.

This reconciliation is based on the midpoint of the guidance range announced in this press release.